William D. Chapman	Ernest Duplessis
Director, Investor Relations	Director, External Communications
847-535-0881	847-535-4356
william.chapman@grainger.com	ernest.duplessis@grainger.com

GRAINGER REPORTS RECORD EPS OF $1.29 FOR 2007 THIRD QUARTER

Company Raises 2007 EPS Guidance to a Range of $4.85 to $4.95

Highlights

•	Sales of $1.7 billion grew 9 percent
•	Operating earnings increased 15 percent to $174 million
•	Generated $157 million in operating cash flow for the quarter
•	Year-to-date pretax ROIC* of 28.9 percent versus 26.1 percent in 2006

Click here to access a Podcast describing Grainger’s performance in more detail

CHICAGO, October 15, 2007 – Grainger (NYSE: GWW) today reported record sales, net earnings and earnings per share for the quarter ended September 30, 2007. Sales were up 9 percent versus third quarter 2006, operating earnings grew 15 percent and net earnings increased 4 percent. Earnings per share grew 11 percent compared with the third quarter 2006. The 2006 third quarter included an $8.5 million or $0.09 per share benefit from the settlement of the 2004 federal tax audit. Excluding this benefit, net earnings increased 14 percent and earnings per share increased 21 percent for the 2007 third quarter.

For the nine months ended September 30, 2007, sales were $4.8 billion, up 9 percent, net earnings were $316 million, up 11 percent, and earnings per share were $3.67 versus $3.11, up 18 percent. Excluding the tax benefit in 2006, net earnings increased 14 percent and earnings per share increased 22 percent.

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a 10 point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

W.W. Grainger, Inc. – 2007 Third Quarter Results

“We are pleased with our solid sales and earnings growth in the quarter. Going forward, we continue to look for ways of improving productivity and efficiency. In the fourth quarter, for example, we have identified up to 125 positions we can eliminate in information technology. As a result, we anticipate incurring up to a $6 million charge (4 cents a share) in the fourth quarter and savings of up to $12 million in 2008,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser. “Because of our strong performance to date, we expect to deliver 2007 earnings per share in the range of $4.85 to $4.95 including this charge.” The company’s prior forecast for EPS was $4.75 to $4.90.

Daily sales improved throughout the quarter versus the prior year: up 7 percent in July, 9 percent in August and 11 percent in September. There were 63 sales days for the quarter in both years and 191 sales days in the nine months for both years.

Grainger Branch-based segment

Sales in this segment, which includes branch-based businesses in the United States, Mexico and China, increased 9 percent in the third quarter 2007. Daily sales in this segment grew by 6 percent in July, 9 percent in August and 11 percent in September. An estimated 4 percentage points came from the company’s two growth initiatives in the United States, market expansion and product line expansion.

Sales growth was reduced by approximately 1 percentage point due to the continued wind-down of low margin contracts with integrated-supply customers as the company exits the remaining contracts throughout 2007.

W.W. Grainger, Inc. – 2007 Third Quarter Results

During the quarter, the company opened two new full service branches and two will-call express locations in the United States. As part of the expansion program in Mexico, the company opened one new branch and one master branch. In China, the company opened two will-call express locations.

	Third Quarter 2007 Branch Summary
	6/30/07	Opened	Closed	9/30/07
United States
Branch	410	2	(1)	411
Will-Call Express	20	2		22
Mexico	10	2		12
China
Branch	1			1
Will-Call Express	3	2		5
Total	444	8	(1)	451

Sales in the United States increased 9 percent. The strongest sales growth came from government customers, particularly in September, followed by the commercial and contractor markets. Sales to retail and heavy manufacturing customers grew at a slower rate. Geographically, the Great Plains, South Central and Pacific Northwest regions of the country posted the strongest growth while the West Coast and the Mid-Atlantic regions grew at a slower pace.

The market expansion program contributed approximately 1 percentage point to the segment’s sales growth and remained profitable on an operating basis. Results for the market expansion program were:

Phase		3Q’07 Daily Sales Increase	9/30/07 Percent Complete
1	Atlanta, Denver, Seattle	16%	100%
2	Four markets in Southern California	7%	100%
3	Houston, St. Louis, Tampa	14%	95%
4	Baltimore, Cincinnati, Kansas City, Miami, Philadelphia, Washington, D.C.	8%	95%
5	Dallas, Detroit, New York City, Phoenix	8%	75%

W.W. Grainger, Inc. – 2007 Third Quarter Results

Work on the last phase, Phase 6 (Chicago, Minneapolis, Pittsburgh and San Francisco), continued and should be at least 50 percent complete in the 2007 fourth quarter.

As a result of repositioning and relocating branches under the market expansion program, the company sold one branch for a gain of $1.3 million in the third quarter. This compares to the sale of two branches for a gain of $1.4 million in the third quarter of 2006.

Products added in 2006 and 2007 under an aggressive expansion of the company’s product lines contributed about 3 percentage points to the segment growth for the quarter. The company has added approximately 70,000 products particularly in the plumbing, fastener, material handling and security product lines.

Sales in Mexico were up 24 percent in the third quarter versus the same period in 2006. Sales benefited from the ongoing branch expansion program. The company plans to double the number of branches over the next several years.

Operating earnings for the Grainger Branch-based segment were up 16 percent in the quarter, the result of positive operating expense leverage from the sales growth and a higher gross profit margin.

Acklands-Grainger Branch-based segment

Sales for the quarter were up 15 percent versus the 2006 third quarter, up 8 percent in local currency. On a daily basis, sales in local currency were up 9 percent in July, 8 percent in August and 6 percent in September. Acklands-Grainger continued to achieve strong sales growth from the oil and mining sectors. During the quarter, the company did not open or close any branches, ending the quarter at 154 branches.

Operating earnings increased 100 percent for the 2007 third quarter, primarily as a result of improved gross profit margins and operating expense leverage.

W.W. Grainger, Inc. – 2007 Third Quarter Results

Lab Safety Supply (LSS)

Sales for the third quarter of 2007 were up 6 percent versus the 2006 third quarter (daily sales were up 8 percent in July, 7 percent in August and 4 percent in September). Sales from recent acquisitions - Professional Inspection Equipment and Construction Book Express in November 2006 and McFeely’s in May 2007 -contributed 7 percentage points to the sales growth. Excluding these acquisitions, sales were down by 1 percent reflecting weakness with manufacturing and government customers.

Operating earnings grew by 4 percent. This improvement was primarily the result of the 6 percent sales increase offset by a decline in gross margins due to product and selling price mix and higher operating expenses, including healthcare costs, which increased at a faster rate than sales.

Tax rate

The effective income tax rate was 38.4 percent for the 2007 third quarter versus 33.4 percent for the 2006 third quarter. The 2006 third quarter rate included the benefit from the settlement of the 2004 tax audit. The third quarter 2006 effective income tax rate was 38.9 percent without that benefit.

Cash flow

Operating cash flow was $157 million for the quarter. The company used cash from operations to fund its growth initiatives and to buy back stock. Capital expenditures in the quarter were $60 million compared to $38 million in 2006. In August, the company purchased approximately 5.3 million shares of stock under an accelerated share repurchase agreement. The company used a combination of cash and short-term debt to accomplish the accelerated share repurchase, resulting in lower interest income and higher interest expense in the quarter

W.W. Grainger, Inc. – 2007 Third Quarter Results

W.W. Grainger, Inc. (NYSE: GWW), with 2006 sales of $5.9 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions in Canada, China, Mexico and the United States. Through a highly integrated network including more than 600 branches, 18 distribution centers and multiple Web sites, Grainger’s employees help customers get the job done, saving them time and money by having the right products to keep their facilities running. Click here to view information about the company, including a history of daily sales by segment and a prerecorded message regarding third quarter results.

Forward-Looking Statements

This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “EPS guidance,” “anticipate,” “continue to look,” “expect to deliver,” “forecast,” “percent complete,” “range,” “plans,” “should be” or similar expressions. There are risks and uncertainties the outcome of which could cause the company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company’s most recent annual report, as well as the company’s Form 10-K and other reports filed with the Securities & Exchange Commission, containing a discussion of the company’s business and of various factors that may affect it.

W.W. Grainger, Inc. – 2007 Third Quarter Results

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	($ in thousands except for per share data)
	2007	2006	2007	2006
Net sales	$ 1,658,592	$ 1,519,499	$ 4,806,261	$ 4,421,496
Cost of merchandise sold	999,003	920,412	2,874,119	2,668,777
Gross profit	659,589	599,087	1,932,142	1,752,719

Warehousing, marketing and administrative expenses	485,257	447,774	1,428,650	1,322,445
Operating earnings	174,332	151,313	503,492	430,274

Other income and (expense)
Interest income	3,144	5,571	11,182	16,311
Interest expense	(721)	(485)	(1,817)	(1,480)
Equity in income of unconsolidated entities	470	480	353	2,549
Gain on sale of unconsolidated entities	-	-	-	2,291
Unclassified-net	(41)	(75)	(53)	95
Total other income and (expense)	2,852	5,491	9,665	19,766

Earnings before income taxes	177,184	156,804	513,157	450,040

Income taxes	68,034	52,310	197,429	165,574

Net earnings	$ 109,150	$ 104,494	$ 315,728	$ 284,466

Earnings per share -Basic	$ 1.33	$ 1.20	$ 3.78	$ 3.21
-Diluted	$ 1.29	$ 1.16	$ 3.67	$ 3.11

Average number of shares outstanding -Basic	82,233,231	87,258,559	83,437,184	88,746,312
-Diluted	84,864,258	89,682,032	86,119,670	91,423,719

Segment results:
	2007	2006	2007	2006
Sales
Grainger Branch-based	$ 1,385,278	$ 1,274,219	$ 4,014,522	$ 3,684,934
Acklands-Grainger	163,519	141,586	464,851	427,528
Lab Safety Supply	111,199	104,671	330,653	311,823
Intersegment sales	(1,404)	(977)	(3,765)	(2,789)
Net sales to external customers	$ 1,658,592	$ 1,519,499	$ 4,806,261	$ 4,421,496

Operating earnings
Grainger Branch-based	$ 173,115	$ 149,260	$ 505,027	$ 433,923
Acklands-Grainger	10,243	5,122	29,710	12,070
Lab Safety Supply	14,213	13,625	43,191	42,324
Unallocated expense	(23,239)	(16,694)	(74,436)	(58,043)
Operating earnings	$ 174,332	$ 151,313	$ 503,492	$ 430,274

Company operating margin	10.5%	9.9%	10.5%	9.7%
ROIC* for Grainger Branch-based			37.3%	34.3%
ROIC* for Acklands-Grainger			12.0%	5.0%
ROIC* for Lab Safety Supply			31.2%	34.9%
* See page 1 for a definition of ROIC

W.W. Grainger, Inc. – 2007 Third Quarter Results

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

Preliminary

	At September 30,
	($ in thousands)
	2007	2006
Assets
Cash and Cash Equivalents (1)	$ 94,332	$ 427,354
Marketable Securities	14,867	13,234
Accounts Receivable – net (2)	674,786	610,762
Inventories (3)	889,166	772,121
Other Current Assets	120,205	107,352
Total Current Assets	1,793,356	1,930,823
Property, Buildings and Equipment – net (4)	860,635	794,455
Investments in Unconsolidated Entities	9,164	7,706
All Other Assets (5)	411,428	349,936
Total Assets	$ 3,074,583	$ 3,082,920

Liabilities And Shareholders’ Equity
Short-Term Debt (6)	$ 144,214	$ -
Current Maturities of Long-Term Debt	4,590	4,590
Trade Accounts Payable	377,315	344,976
Other Current Liabilities	365,277	321,091
Total Current Liabilities	891,396	670,657
Long-Term Debt	4,895	4,895
All Other Liabilities (7)	194,056	130,821
Shareholders’ Equity (8)	1,984,236	2,276,547
Total Liabilities and Shareholders’ Equity	$ 3,074,583	$ 3,082,920

(1) Cash and cash equivalents decreased by $333 million, or 78%, primarily due to share repurchases.
(2) Accounts receivable-net increased by $64 million, or 10%, primarily due to higher sales.
(3) Inventories increased $117 million, or 15%, primarily due to the product line expansion initiative and to improve customer service through better product availability.
(4) Depreciation and amortization of property, buildings, and equipment amounted to $27 million for the 2007 third quarter and $25 million for the 2006 third quarter.
(5) All other assets increased $61 million, or 18%, due primarily to an increase in deferred taxes and increased intangibles related to the acquisitions.
(6) Short-term debt increased $144 million due to a line of credit obtained for the purchase of a building in China and short-term borrowings to fund the accelerated share repurchase program.

(7)  All other liabilities increased $63 million, or 48%, due primarily to an increased accrual for postretirement health care benefits as a result of the adoption of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” during the fourth quarter of 2006.

(8)  Common stock outstanding as of September 30, 2007 was 79,244,196 shares as compared with 86,037,276 shares at September 30, 2006. The Company repurchased 5.3 million shares during the 2007 third quarter, bringing the total repurchases for 2007 to 7.1 million shares.

W.W. Grainger, Inc. – 2007 Third Quarter Results

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

Preliminary

	Nine Months Ended September 30,
	($ in thousands)
	2007	2006
Cash Flows from Operating Activities:
Net Earnings	$ 315,728	$ 284,466
Depreciation and Amortization	93,599	84,372
(Income) Loss in Unconsolidated Entities	(353)	(2,549)
(Increase) Decrease in Accounts Receivable – net	(97,321)	(89,381)
(Increase) Decrease in Inventories	(39,532)	24,357
(Increase) Decrease in Prepaid Expenses	7,410	7,608
Increase (Decrease) in Trade Accounts Payable	39,188	22,460
Increase (Decrease) in Other Current Liabilities	(16,324)	(44,580)
Other – net	35,357	26,229

Net Cash Provided by Operating Activities	337,752	312,982

Cash Flows from Investing Activities:
Additions to Property, Buildings and Equipment – net	(128,744)	(85,561)
Additions for Capitalized Software	(5,726)	(5,167)
Net Cash Paid for Business Acquisition	(4,684)	(13,859)
Other – net	(250)	12,637

Net Cash Used in Investing Activities	(139,404)	(91,950)

Cash Flows from Financing Activities:
Increase (Decrease) in Short Term Debt	144,428	-
Cash Dividends Paid	(84,766)	(73,136)
Purchase of Treasury Stock	(647,293)	(319,163)
Other – net	130,515	53,205

Net Cash Used in Financing Activities	(457,116)	(339,094)

Exchange Rate Effect on Cash and Cash Equivalents	4,629	522

Net (Decrease) in Cash and Cash Equivalents from beginning of year	$ (254,139)	$ (117,540)

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